Exhibit 99.2

Nexeo Solutions Announces Merger Agreement with WL Ross Holding Corp.

Nexeo Solutions to become publicly traded on NASDAQ

Nexeo Solutions to continue executing on long-term strategy with greater access to growth capital

THE WOODLANDS, TX - March 21, 2016 -- Nexeo Solutions, a worldwide leader in chemical and plastics distribution, today announced that they have entered into a merger agreement with WL Ross Holding Corp. (NASDAQ CM: WLRH, WLRHU, and WLRHW), a special purpose acquisition company sponsored by WL Ross Sponsor LLC. As part of the transaction, valued at $1,575 million, Nexeo Solutions will become a wholly-owned subsidiary of WL Ross Holding Corp. (the “Merger”). Immediately following the Merger, WL Ross Holding Corp. intends to change its name to Nexeo Solutions, Inc. and will apply to continue to trade on The NASDAQ Capital Market under the ticker symbols NXEO, NXEOU, and NXEOW. Global alternative asset firm TPG, the current majority owner of Nexeo, expects to retain an approximately 35 percent stake in the new company.

Nexeo Solutions Highlights:

•	Largest global chemical and plastics distributor, with a centralized business model.

•	No. 1 position in U.S. plastics distribution.

•	23,000+ products used in a broad cross-section of industries, including chemicals manufacturing, energy, paints and coatings, automotive, healthcare and personal care.

•	27,000+ customers and 1,300+ suppliers worldwide.

•	$3.9 billion FY 2015 revenues.

•	Approximately 170 locations, and a private fleet of over 1,000 units.

“This transaction allows us to align our ownership structure in a way that accelerates our progress towards defining distribution,” said David Bradley, President and CEO of Nexeo Solutions. “With a strong, centralized operating platform and access to multiple sources of capital, I believe we will be positioned to grow organically and through acquisition.”

“We are pleased to partner with TPG to introduce Nexeo Solutions as a publicly listed company,” said Wilbur L. Ross, Jr., Chairman of WLRH. “Over the last two years, we have evaluated a number of potential acquisitions for WLRH and we believe this opportunity offers a superior option for our shareholders. Nexeo Solutions presents a unique opportunity to invest in an industry-leading company supported by strong business fundamentals and long-term structural growth trends. Additionally, we believe the Company is an ideal platform to further roll up the fragmented chemicals and plastics distribution space, creating significant value for shareholders. We look forward to our partnership with the Nexeo Solutions management team as we work with them to further capitalize on these attractive growth prospects.”

“It has been our privilege to work with Nexeo management since our acquisition of the business from Ashland in 2011 to build a world-class distribution platform poised for further growth,” said Christopher Yip of TPG. “We look forward to remaining a significant owner of the business and a value-added partner to the company as it enters this new phase of growth.”

“Today is an exciting day for Nexeo as we start our transition to a public company and enter our next phase of growth,” said former Nexeo Chairman Dan Smith, who will remain on the Nexeo board. “Working together with TPG, the Nexeo executive team has made significant progress in further strengthening the company. We look forward to working with our new partners at WL Ross and to continuing to work with TPG to grow this great business.”

The Nexeo Solutions management team, headed by David Bradley, is expected to continue to lead Nexeo Solutions, Inc. following the consummation of the Merger. Wilbur L. Ross, Jr. will serve as Chairman of the Board.

Jefferies LLC acted as sole M&A advisor and Vinson & Elkins LLP acted as legal advisor to Nexeo Solutions and TPG Capital, L.P. Lazard acted as sole M&A advisor, and Deutsche Bank Securities Inc., Credit Suisse and Bank of America Merrill Lynch acted as equity capital markets advisors to WL Ross Holding Corp. Kirkland & Ellis LLP and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to WL Ross Holding Corp.

The completion of the Merger is subject to approval by WL Ross Holding Corp. shareholders and other customary closing conditions, including regulatory approvals.

About Nexeo Solutions

Nexeo Solutions is a large global chemical and plastics distributor with a centralized business model. With operations worldwide, Nexeo Solutions offers over 23,000 products used in a broad cross-section of industries, including chemicals manufacturing, oil and gas, paints and coatings, automotive, healthcare and personal care. Nexeo Solutions distributes these products in North America, EMEA, and Asia. The company provides broad logistics capabilities, in-depth market knowledge, dedicated technical expertise and Environmental Services. As a private company employing approximately 2,450 employees, Nexeo connects a network of over 1,300 suppliers with a diverse base of more than 27,500 customers. Learn more at www.nexeosolutions.com.

About TPG

TPG is a leading global private investment firm founded in 1992 with over $70 billion of assets under management and offices in San Francisco, Fort Worth, Austin, Dallas, Houston, New York, Beijing, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, São Paulo, Shanghai, Singapore and Tokyo. TPG’s investment platforms are across a wide range of asset classes including private equity, growth venture, real estate, credit and public equity. TPG aims to build dynamic products and options for its investors while also instituting discipline and operational excellence across the investment strategy and performance of their portfolio. Since the start of 2014, TPG has raised more than $18.6 billion for its investment funds and has launched six new products including Pace Holdings, TPG Real Estate Finance Trust (TRT) and TSL Europe. For more information visit www.tpg.com.

About WL Ross Holding Corp.

WL Ross Holding Corp. is a Special Purpose Acquisition Company sponsored by WL Ross Sponsor LLC, an affiliate of WL Ross & Co. LLC, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets. WL Ross Holding Corp completed its initial public offering in June 2014, raising approximately $500 million in cash proceeds. WL Ross Holding Corp.’s officers and certain of its directors are affiliated with WL Ross & Co. LLC. Founded in 2000, WL Ross & Co. LLC is a global value oriented private equity firm which seeks niche opportunities in markets where it believes its knowledge, insight and experience offers an advantage in assessing and cultivating new investment opportunities.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information that relates to future events or future performance or financial condition of Nexeo Solutions and WL Ross Holding Corp., including whether this transaction will accelerate progress in defining distribution or will generate strong returns for shareholders. These forward-looking statements are not historical facts, but rather are based on Nexeo Solutions’ and WL Ross Holding Corp.’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance, conditions or results and involve a number of known and unknown risks and uncertainties, many of which are outside of Nexeo Solutions’ or WL Ross Holding Corp.’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risk and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the inability to complete the transactions contemplated by the merger agreement due to the failure to obtain approval of the stockholders of WL Ross Holding Corp. or other conditions to closing of the Merger; the ability to meet NASDAQ listing standards following the Merger; the risk that the proposed Merger disrupts current plans and operations of Nexeo Solutions as a result of the announcement and consummation of the transactions described herein; the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; costs related to the Merger; changes in applicable laws or regulations; and the possibility that Nexeo Solutions may be adversely affected by other economic, business, and/or competitive factors.

Forward-looking statements included in this release speak only as of the date of this release. Neither Nexeo Solutions nor WL Ross Holding Corp. undertakes any obligation to update its forward-looking statements to reflect events or circumstances after the date of this release. Additional risks and uncertainties are identified and discussed in reports filed by each of Nexeo Solutions and WL Ross Holding Corp. with the SEC and available at the SEC’s website at www.sec.gov.

Additional Information about the Merger and Where to Find It

WL Ross Holding Corp. intends to file with the Securities and Exchange Commission a preliminary proxy statement in connection with the proposed Merger and will mail a definitive proxy statement and other relevant documents to its stockholders. This press release does not contain all the information that should be considered concerning the Merger. It is not intended to provide the basis for any investment decision or any other decision in respect to the proposed Merger. WL Ross Holding Corp. stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, the amendments thereto, and the definitive proxy statement in connection with WL Ross Holding Corp.’s solicitation of proxies for the special meeting to be held to approve the Merger, as these materials will contain important information about Nexeo Solutions and WL Ross Holding Corp. and the proposed Merger. The definitive proxy statement will be mailed to stockholders of WL Ross Holding Corp. as of a record date to be established for voting on the Merger. WL Ross Holding Corp. stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC's Internet site at www.sec.gov, or by directing a request to: WL Ross Holding Corp., c/o WL Ross & Co. LLC, 1166 Avenue of the Americas, 25th Floor, New York, New York 10036, e-mail: WLRHolding@wlross.com, Attn: Tony Reina (Legal Department).

Participants in the Solicitation

WL Ross Holding Corp., Nexeo Solutions and their respective directors and officers may be deemed participants in the solicitation of proxies to WL Ross Holding Corp. stockholders with respect to the proposed Merger. Information regarding the persons who may, under the rules of the Securities and Exchange Commission, be deemed participants in the solicitation of proxies to WL Ross Holding Corp. stockholders with respect to the proposed Merger will be set forth in the proxy statement for the proposed Merger when available. A list of the names of directors and officers of WL Ross Holding Corp. and a description of their interests in WL Ross Holding Corp. is contained in WL Ross Holding Corp.’s proxy statement for its 2015 annual meeting, which was filed with the SEC on January 14, 2016.

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FOR FURTHER INFORMATION PLEASE CONTACT

Tracy Diel

Media Relations, Nexeo Solutions

Tel. +1 281-297-0851, Media.relations@nexeosolutions.com

Michael Everett

Investor Relations, Nexeo Solutions

Tel. +1 281-297-0996, Investor.relations@nexeosolutions.com

Luke Barrett

Media, TPG

Tel +1 212-601-4752, lbarrett@tpg.com

Wilbur L. Ross, Jr.

WL Ross Holding Corp.
Tel +1 212-826-2111, WLRHolding@wlross.com

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